EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made between Carbon Black, Inc., (the “Company”), and Steve Webber (the “Executive”).    Except with respect to the Employee Confidentiality,  Assignment and Nonsolicitation Agreement with the Company (the “Restrictive Covenant Agreement”) between the Company and the Executive, the Company’s 2018 Stock Option and Grant Plan and any applicable stock option and/or restricted stock agreements with the Company with respect to equity grants held by the Executive (collectively, the “Equity Documents,”) this Agreement supersedes, amends and restates in all respects all prior agreements and understandings between the Executive and the Company regarding the subject matter herein, including without limitation the Offer Letter dated January 11, 2018.

WHEREAS, the Company wishes to employ the Executive as an employee of the Company, and the Executive wishes to continue to work as an employee of the Company, on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties.  The Executive shall serve as the Executive Vice President, Chief Financial Officer, and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”) or other authorized executive.  The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the CEO, or engage in religious, charitable or other community activities as long as such services and activities do not create a conflict of interest or otherwise interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement.

2. Compensation and Related Matters.

(a) Base Salary.  The Executive’s annual base salary shall be $430,000 subject to redetermination by the Board or the Compensation Committee.  The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Bonus.  The Executive shall be eligible for annual bonus compensation.   The Executive’s target annual bonus shall be 55% of the Executive’s Base Salary, subject to redetermination by the Board or the Compensation Committee.  The annual target bonus in effect at any given time is referred to herein as the “Target Bonus” and the actual amount paid in a given year shall be a “Bonus.” The Bonus may be higher or lower than the Target Bonus, as determined by the Board or the Compensation Committee. To earn a Bonus, the Executive must be employed by the Company on the day such Bonus is paid.

(c) Expenses. The Executive shall be entitled to receive reimbursement for reasonable expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d) Other Benefits.  The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms and conditions of such plans.

3. Termination. The Executive’s employment may be terminated without any breach of this Agreement under the following circumstances:
(a) Death. The Executive’s employment with the Company shall terminate upon the Executive’s death.

(b) Disability.  The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s position with or without reasonable accommodation.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s position with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.  Nothing in this Section shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by the Company for Cause.  The Company may terminate the Executive’s employment for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were retained in the Executive’s position; (iii) continued non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the CEO; (iv) a breach by the Executive of any of the provisions contained in the Employee Agreement or of any other restrictive covenant obligations the Executive has to the Company or its affiliates; (v) a material violation by the Executive of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination by the Company Without Cause. The Company may terminate the Executive’s employment at any time without Cause.

(e) Termination by the Executive.  The Executive may terminate the Executive’s employment at any time for any reason, including but not limited to Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company.  “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination.  Except for termination as a result of the Executive’s death, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination.  “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of disability or by the Company with or without Cause, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination (collectively, the “Accrued Obligations”).

(b) Termination by the Company Without Cause or by the Executive with Good Reason.  If the Executive’s employment is terminated by the Company without Cause, or the Executive terminates the Executive’s employment for Good Reason, then in addition to the Accrued Obligations, and subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement and a reaffirmation of  the Executive’s existing restrictive covenants, in a form and manner satisfactory to the Company (the “Release Agreement”) and the Release Agreement becoming irrevocable within the time period set forth in the Release Agreement, and in no event longer than 60 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to 12 months of Executive’s Base Salary (the “Severance Amount”), payable in substantially equal installments in accordance with the Company’s payroll practice over 12 months (the “Severance Period”) commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)..  Notwithstanding the foregoing, if the Executive breaches any of the provisions of the Release Agreement, in addition to all other legal and equitable remedies, all payments of the Severance Amount shall immediately cease; and

(ii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay the monthly employer and employee contributions for COBRA health coverage (“COBRA Premiums”) through the end of the Severance Period or the expiration of the Executive’s rights under COBRA, whichever ends earlier; provided that the Executive notifies the Company promptly when the Executive becomes eligible for group medical care coverage through another employer, and responds promptly to any reasonable inquires related to COBRA eligibility. The COBRA Premiums will be paid by the Company directly to the health care insurance company; provided that the Company’s payment of such COBRA Premiums may be treated as taxable payments subject to imputed income tax treatment.

5. Sale Event Provisions.  The provisions of this Section 5 shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if the Date of Termination occurs upon the closing of a Sale Event or within 12 months thereafter (“Sale Event Period”).  These provisions shall terminate and be of no further force or effect after a Sale Event Period.

(a) Involuntary Termination of Employment During the Sale Event Period.  If, during a Sale Event Period, the Executive’s employment is terminated by the Company without Cause or the Executive terminates the Executive’s employment for Good Reason, then, subject to the Executive signing and not revoking a Release Agreement all within 60 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to (i) 12 months of Executive’s Base Salary; plus (ii) 100% of the Executive’s Target Bonus for the year in which the Date of Termination occurs, (collectively, the “Severance Amount”), payable in substantially equal installments in accordance with the Company’s payroll practice over 6 months (the “Severance Period”) commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2);

(ii) notwithstanding anything to the contrary in the Equity Documents or any other applicable equity award agreement, all then outstanding time-based equity awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; provided that, for the avoidance of doubt, this provision shall supersede any provision in the Equity Documents relating to acceleration in connection with a Sale Event and all other terms of the Equity Documents shall continue to be in effect, including, without limitation, provisions with respect to exercise; and

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay the monthly employer and employee contributions for COBRA health coverage (“COBRA Premiums”) through the end of the Severance Period or the expiration of the Executive’s rights under COBRA, whichever ends earlier; provided that the Executive notifies the Company promptly when the Executive becomes eligible for group medical care coverage through another employer, and responds promptly to any reasonable inquires related to COBRA eligibility. The COBRA Premiums will be paid by the Company directly to the health care insurance company; provided that the Company’s payment of such COBRA Premiums may be treated as taxable payments subject to imputed income tax treatment.

provided and notwithstanding the foregoing, if the Executive’s employment is terminated in connection with a Sale Event and the Executive immediately becomes reemployed by any direct or indirect successor to the business or assets of the Company, the termination of the Executive’s employment upon the Sale Event shall not be considered a Termination without Cause for purposes of this Agreement, provided further if the Executive’s employment is terminated by the Company without Cause or the Executive terminates the Executive’s employment for Good Reason within the 12 month period following the Sale Event this Section 5 shall apply.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.  In such event, the Severance Payments shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii) For the purposes of this Section 5(b), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii) The determination as to which of the alternative provisions of Section 5(b)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  For purposes of determining which of the alternative provisions of Section 5(b)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Section 5, “Sale Event” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Sale Event” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 40 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 40 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Sale Event” shall be deemed to have occurred for purposes of the foregoing clause (i).

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Restrictive Covenants. The terms of the Restrictive Covenants Agreement between the Company and the Executive, are incorporated by reference as material terms of this Agreement.

8. Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8.

9. Relief.    If the Executive breaches, or proposes to breach, any portion of this Agreement, including any of the Restrictive Covenants, or, if applicable, the Release Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, and, if applicable, the Company shall have the right to suspend or terminate the payments, benefits and or accelerated vesting pursuant to Section 4(b) or 5(a).  Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of duties under this Agreement, the Restrictive Covenants or the Release Agreement.

10. Governing Law; Consent to Jurisdiction; Forum Selection.  The resolution of any disputes as to the meaning, effect, performance or validity of this Employment Agreement, the Restrictive Covenants Agreement or arising out of, related to, or in any way connected with your employment with the Company any other relationship between you and the Company (“Disputes”) will be governed by the law of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law.  The Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of

Massachusetts in connection with any Dispute or any claim related to any Dispute and agree that any claims or legal action shall be commenced and maintained solely in a state or federal court located in the Commonwealth of Massachusetts.

11. Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including without limitation the Prior Agreements, and expressly supersedes any provisions relating to accelerated vesting in connection with a Sale Event contained in the Equity Documents, provided the Restrictive Covenant Agreement, the Equity Documents (other than the provisions relating to accelerated vesting in connection with a Sale Event) shall remain in full force and effect.

12. Taxes.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  The Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes tax liabilities.

13. Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenant Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19. Assignment and Transfer by the Company.  The Company shall have the right to assign and/or transfer this Agreement to any entity or person, including without limitation the Company’s parents, subsidiaries and other affiliates.  The Executive expressly consents to such assignment and/or transfer.

20. Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

Carbon Black, INC.

By:	/s/ Patrick Morley
Patrick Morley, Chief Executive Officer

EXECUTIVE

/s/ Steve Webber
Steve Webber

Exhibit A: Restrictive Covenant Agreement